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                                                                 EXHIBIT (a)(11)


                           CROWN MEDIA HOLDINGS, INC.

                                SUPPLEMENT NO. 1
                               DATED MAY 19, 2003

                  TO THE OFFER TO EXCHANGE DATED APRIL 30, 2003

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                 THE OFFER AND THE ASSOCIATED WITHDRAWAL RIGHTS
                  EXPIRE AT 11:59 P.M., MOUNTAIN DAYLIGHT TIME,
                  ON MAY 29, 2003, UNLESS THE OFFER IS EXTENDED

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         Crown Media Holdings, Inc. (the "Company") is offering eligible employees the opportunity to exchange all outstanding eligible options for interests based on the value of our stock, which we refer to as restricted stock units or RSUs. This supplement does not affect any acceptance of this offer which you may have already made. You may still withdraw any acceptance or accept the offer at any time prior to 11:59 p.m. on May 29, 2003.

         We are making this offer upon the terms and subject to the conditions described in the Offer to Exchange, dated April 30, 2003 (the "Offer to Exchange"), the related Letter of Transmittal, and this Supplement No. 1, dated May 15, 2003, to the Offer to Exchange ("Supplement No. 1").

                             INTRODUCTORY STATEMENT

         The following information amends and supplements the Offer to Exchange. Pursuant to this Supplement No. 1, we are amending the following Sections of the Offer to Exchange: SUMMARY TERM SHEET - QUESTION NO. 7, Section 3 - PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS, Section 5 - ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF RESTRICTED STOCK UNITS, Section 6 - CONDITIONS OF THE OFFER,
Section 13 - MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES, Section 18 - EXTENSION OF OFFER; TERMINATION; AMENDMENT. Except to the extent expressly set forth below, this Supplement No. 1 does not alter the terms or conditions previously set forth in the Offer to Exchange, and should be read in conjunction with the Offer to Exchange.



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I. AMENDMENT TO SUMMARY TERM SHEET - QUESTION NO. 7

         Question 7 is amended to read in its entirety as follows:

         7. WHAT HAPPENS IF THE COMPANY IS SUBJECT TO A CHANGE IN CONTROL AFTER THE RESTRICTED STOCK UNITS ARE GRANTED?

         If there is a Change in Control after the grant date of the restricted stock units and if you are still employed by the Company at the date of the change in control, your restricted stock units would fully vest and the related shares of Class A Common Stock, or cash, in our discretion, would be distributed to you.

II. AMENDMENT TO SECTION 3 - PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS.

         A new paragraph is added after the first paragraph of Section 3 to read in its entirety as follows:

         The Company specifically disclaims any requirement that a participant certify, or any certification by a participant, in the Letter of Transmittal or otherwise that the participant has "read" the Offer to Exchange.

III. AMENDMENT TO SECTION 5 - ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF RESTRICTED STOCK UNITS

         Section 5 is amended to read in its entirety as follows:

         5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF RESTRICTED STOCK UNITS

         Upon the terms and subject to the conditions of this offer, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration date. No Letter of Transmittal will be accepted unless a Restricted Stock Unit Agreement is returned to us in accordance with the instructions in the Letter of Transmittal. The effective grant date for the restricted stock units will be deemed to be the expiration date unless, in accordance with the conditions set forth in Section 6, we reject all tendered options. We will deliver the fully executed Restricted Stock Unit Agreement to you promptly after the expiration date by June 3, 2003. To the extent that we accept the eligible options that you tender, the option agreement evidencing the options tendered will be deemed null and void.

         For purposes of this offer, we will be deemed to have accepted eligible options that are validly tendered and not properly withdrawn if and when we give a written notice to holders of eligible options of our acceptance of such options promptly following the expiration date.


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         If there is a Change in Control before the restricted stock units are delivered to you but after the grant date of the restricted stock units and if you are still employed by the Company at the date of the Change in Control, your restricted stock units would fully vest and the related shares of Class A Common Stock, or cash, in our discretion, would be distributed to you.

IV. AMENDMENT TO SECTION 6 - CONDITIONS OF THE OFFER

         Section 6 is amended as follows:

         1. The third double indented paragraph of the second indented paragraph is amended to read in its entirety as follows:

              - materially impair the contemplated benefits to us of the offer as discussed in Section 2 (PURPOSE OF THE OFFER); or

         2. The fifth double indented paragraph of the third indented paragraph is amended to read in its entirety as follows:

              - any significant decrease in the market price of the shares of our Class A Common Stock or any material change, in our reasonable judgment, in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock;

         3. The sixth double indented paragraph of the third indented paragraph is amended to read in its entirety as follows:

              - any material change in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

V. AMENDMENT TO SECTION 13 - MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

         Section 13 is amended by deleting the last 5 paragraphs of Section 13.

VI. AMENDMENT TO SECTION 18 - EXTENSION OF OFFER; TERMINATION; AMENDMENT

         A new Section 18 is added that reads in its entirety as follows:


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         18. EXTENSION OF OFFER; TERMINATION; AMENDMENT

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any eligible options by giving oral, written, or electronic notice of such extension to the option holders.

         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend the offer and to postpone our acceptance and cancellation of any eligible options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written, or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will pay the consideration offered or return the eligible options elected for exchange promptly after termination or withdrawal of the offer to exchange.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in
Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered to option holders in the program or by decreasing or increasing the number of options being sought in the offer.

         Amendments to the offer may be made at any time and from time to time. In the case of an extension, notice of extension of the offer will be made by press release or other public announcement, and will be issued no later than 9:00 a.m. Eastern time, on the next business day after the last previously scheduled or announced expiration date. The notice will also include disclosure of the approximate number and percentage of eligible options that have been deposited with the Company. Any amendment of the offer will be disseminated promptly to holders of eligible options in a manner reasonably designated to inform such holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of this offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any such dissemination.

         If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we may extend the offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend the offer following a material change in the term of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action, and we will extend the offer


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for a period of no fewer than ten business days after the date of such notice, if the offer would otherwise expire during that period:

         -    we increase or decrease:

              -   the amount of consideration offered for the options; or

              - the number of options eligible to be elected for exchange in the offer, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of Class A Common Stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

              - the offer is scheduled to expire at any time earlier than the end of the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 18.

VII. AMENDMENT TO TABLE OF CONTENTS

         Section 18 - EXTENSION OF OFFER; TERMINATION; AMENDMENT is added to the Table of Contents.